Exhibit 10(viii)

                                    AGREEMENT
        THIS AGREEMENT , made this 16 day of February 1999, between Maxcomm
Inc. a Virginia corporation with a place of business at 110 A South Columbus Street, Alexandria, Virginia ("Maxcomm"), and Bontex, Inc., a Virginia corporation, with a place of business at One Bontex Drive, Buena Vista, Virginia 24416 ("Bontex"), provides as follows:

                                    RECITALS
        WHEREAS, Bontex is in the business of manufacturing and selling products globally in the footwear, headwear, luggage, and allied industries; and
        WHEREAS, Maxcomm has, at its sole expense over the last two years, expended approximately $150,000.00 of documented expenses, identifying, coordinating and negotiating with various companies to explore and create marketing and sales opportunities in the global footwear, headwear, luggage and allied industries; and
        WHEREAS, this expense and these efforts were undertaken to provide opportunities pursuant to which Bontex could supply new products or provide paid marketing assistance in the global footwear, headwear, luggage, and allied industries; and
        WHEREAS, Maxcomm has identified, qualified and developed a marketing relationship with Solvay Engineered Polymers, Gencorp, Collano and Express Tool (the "Identified Targets"), which will inure to the benefit of Bontex; and
        WHEREAS, Maxcomm has committed to promote Bontex's manufacturing capability, global marketing network and industry contacts to the Identified Targets; and
        WHEREAS, Maxcomm will continue in its efforts to develop similar opportunities which may lead to further opportunities for joint participation between Bontex and Maxcomm on a case by case basis:
        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Maxcomm and Bontex agree as follows:
        1. Maxcomm will continue to work with the Identified Targets for the benefit of Bontex, and will use its best efforts to develop and refine products for global distribution by Bontex in the footwear, headwear, luggage and allied industries.

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        2. In consideration of such efforts by Maxcomm, Bontex shall pay to
Maxcomm, on a monthly basis, a commission payment calculated based on 6% of all "collected net sales" made by Bontex with respect to the distribution of products of the Identified Targets during the term of this agreement. For purposes of this agreement, "collected net sales" shall mean the amount actually and finally received by Bontex on a sale of a product of an Identified Target after all expenses of sale. Expenses of sale shall include, without limitation, discounts for cash payments, other special terms, third party costs (e.g. ocean freight, inland freight, insurance, etc.) and any incremental costs. Monthly commissions will be paid in arrears, on the 10th day of each month. In the event that any amount is refunded or otherwise offset, the commission paid to Maxcomm on that pro rata amount will be deducted from the next commission payment to be made to Maxcomm. Except as otherwise specifically provided herein, Bontex shall not be responsible for any expenses incurred or disbursements made by Maxcomm.
        3. The relationship of Maxcomm to Bontex under the terms of this agreement shall be that of an independent contractor/consultant not for hire, and not as an agent, servant, employee, representative, distributor or any other relationship. Notwithstanding the foregoing, Maxcomm shall have the express limited authority to negotiate sales with customers and contracts with suppliers, with respect to the distribution of products of the Identified Targets, are subject to Bontex's final approval.
        4. Maxcomm and Bontex shall each keep the other fully informed of all transactions effecting their relationship and, without limiting the foregoing, Maxcomm shall keep Bontex fully informed of all contacts with, and the status of Maxcomm's relationship with, all suppliers and customer's representatives. In communicating with customers on Bontex's behalf, Maxcomm will, at all times, comply with reasonable policies implemented by Bontex, including the Bontex ethics policy, a copy of which is attached hereto. Maxcomm agrees to submit from time to time to Bontex, at Bontex's request, written reports relating to its activities under the terms of this agreement. Such reports shall be in form reasonably satisfactory to Bontex.
        5. Bontex recognizes that, prior to the date of this agreement, Maxcomm has incurred significant costs and expenses in developing relationships with the Identified Targets for the benefit of Bontex. Many of the costs and expenses incurred were of an extraordinary nature, and resulted in important contacts and distribution opportunities for Bontex. Bontex has agreed to partially reimburse Maxcomm for selected costs and expenses, it being understood and agreed that Maxcomm


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will also benefit from these contacts and should therefore be responsible for some of these costs and expenses. Therefore, in further consideration of Maxcomm's past development, sales, distribution and ongoing marketing efforts, Bontex hereby agrees to reimburse Maxcomm $75,000.00 of such costs and expenses, which Maxcomm hereby represents and warrants to be which approximately 50% of the amount actually incurred to date by Maxcomm. Such reimbursement shall be made as follows:
        (a)    $20,000 upon the execution of this agreement; and
        (b) the remaining $55,000 paid in 18 equal monthly installments of $3,000 and a final payment of $1,000. The above notwithstanding, Maxcomm agrees that, in Bontex's sole discretion, such payment amounts may be altered or delayed as required by Bontex's lenders or as may be determined by Bontex in its sole discretion; provided, however, that in any event, the entire $75,000 shall be repaid no later than three (3) years following the execution of this agreement.
        6. The initial term of this agreement shall be five (5) years. This agreement may be terminated at any time by either party for cause by either party giving the other 30 days written notice of such termination at the above address by certified mail. Upon such termination, Bontex shall be obligated to pay Maxcomm the commission on all sales up to the date of termination and during the 30 day notification period. This agreement shall be terminated automatically and shall be null and void thereafter and neither party shall have any obligation to the other if Mr. J.H. Kostelni dies or is for any reason unable to perform services under this agreement, on behalf of Maxcomm, for an aggregate of 180 consecutive days during any one year term hereof. Additionally, this agreement shall be terminated automatically and shall be null and void thereafter and neither party shall have any obligation to the other if any bankruptcy or insolvency proceeding is commenced by or against Maxcomm and, in the case of an involuntary petition, is not dismissed within 120 days, or Maxcomm makes an assignment for the benefit of creditors.
        7. Maxcomm will continue to be a primary contact with the Identified Targets and other future companies as may be agreed to, from time to time, by Bontex and Maxcomm.
        8. Bontex will provide Maxcomm with reasonable staff support, in Bontex's sole discretion, in order to generate sales and to service accounts with respect to the distribution of products of the Identified Targets. In this regard, Bontex shall designate a Bontex employee as a primary contract for Maxcomm. Bontex shall retain control over such employees and such employees shall report to the designated Bontex contact and not directly to Maxcomm.


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        9. Neither Bontex nor Maxcomm will enter into any new relationship which would be considered a conflict with the product distribution or marketing efforts contemplated herein, without the express written consent of the other.
        10. Maxcomm agrees that, during the term of this agreement, neither it nor any of its employees or associates, nor any firm or corporation with which it is associated, will sell or in any other way deal in or handle for any other manufacturer, supplier or distributor, any product which, in Bontex's sole opinion, may be similar to or in competition with Bontex's products, or which may be in competition with the distribution of products contemplated by this agreement.
        11. Maxcomm shall provide such assistance as Bontex may reasonably request in obtaining all licenses and permits and for satisfying all formalities as may be required to import or export the products contemplated by this agreement, in accordance with then prevailing law and applicable rules and regulations.
        12. The parties shall comply with all applicable laws, rules and regulations affecting this agreement and their performance of this agreement. Maxcomm shall maintain all necessary registrations with governmental agencies, commercial registries, chambers of commerce, or other offices which may be required under local law in order to properly conduct Maxcomm's business.
Maxcomm shall also comply with United States laws applicable to the sale of the products contemplated herein, including without limitation, the Foreign Corrupt Practices Act (which prohibits certain payments to government officials or political parties).
        13. The failure of any party to enforce any of the terms and conditions herein contained shall not be deemed a waiver thereof nor shall it prevent the subsequent enforcement of such term or condition.
        14 Each party hereto shall hold harmless, indemnify and defend the other from all causes of action and/or claims by whatever name known (including reasonable attorney's fees), arising from such party's actions during the contract period herein provided for, which are related to the matters covered by this agreement.
        15. This agreement sets forth the entire understanding of the parties in connection with the subject matter hereof and supersedes all prior agreements, understandings, writings or representation.
        16. This agreement shall be governed and interpreted under the laws of the Commonwealth


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of Virginia. Any dispute arising out of this agreement shall be finally resolved by a state or Federal Court in Roanoke, Virginia and the parties expressly consent to such venue. The terms of this agreement shall be severable and should any provision or subparagraph be deemed unenforceable by a court of competent jurisdiction, such court shall have the power to reform such provision to render it enforceable. The remaining provisions shall, in all cases, remain enforceable.

        IN WITNESS WHEREOF, the parties have executed this agreement in the spaces provided below, as of the date first set forth above.

Bontex, Inc.

By s/David A. Dugan                          Larry E. Morris
   ----------------------                    ------------------------
        Its Controller                            Technical/Sales Director
            -------------                         Director of Bontex

Maxcomm, Inc.

By s/J. H. Kostelni
   ----------------------
        Its President
            -------------

Sworn to and subscribed before me in my presence the 16th day of February 1999 ____________________ Buena Vista ___________________

s/Linda Austin Floyd   Notary Public
--------------------

My Commission Expires July 31, 2000.

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